Exhibit 99.1

DATE: August 7, 2003

FROM:
Paper Warehouse, Inc.	Diana Purcel
7630 Excelsior Boulevard	Vice President and CFO
Minneapolis, Minnesota 55426	952-936-1000

FOR IMMEDIATE RELEASE

PAPER WAREHOUSE SELLS STORES AND FRANCHISE COMPANY
TO PARTY AMERICA

MINNEAPOLIS, August 7, 2003 — Paper Warehouse, Inc. (OTCBB: PWHS) and Party America today announced that they have reached a tentative agreement for Party America to buy Paper Warehouse’s 62 corporate stores and its wholly-owned subsidiary Paper Warehouse Franchising, Inc. Party America is based in Alameda, California, and currently operates 38 stores.

“I am pleased that this sale preserves Paper Warehouse as a continuing entity,” said Yale T. Dolginow, President and CEO. “Party America will bring strong marketing, advertising and merchandising direction to our stores.”

“We are excited about this growth opportunity,” said Marty Allen, President and CEO of Party America, “and look forward to working with the associates of Paper Warehouse to make a smooth transition prior to the busy Halloween and Christmas season.” The companies indicated their intent to close this transaction on or before August 18, 2003.

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Paper Warehouse, Inc.
August 7, 2003

Paper Warehouse Franchising licenses the Paper Warehouse and Party Universe names to 51 franchise stores in 22 states. The company is based in St. Louis Park, Minnesota, and employs 659 people in 24 states, 312 in Minnesota.

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     Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and www.PartySmart.com. PartySmart.com can be accessed at http://www.PartySmart.com. Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices. As of August 7, 2003, the company had 113 retail locations (62 company-owned stores and 51 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties that are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange commission. These include but not limited to (i) the general economic or business conditions affecting the party goods industry, either nationally or regionally, (ii) the inability of the company to effectively control costs, (iii) unanticipated difficulties servicing the indebtedness of the company.

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